UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 30, 2008

First Advantage Bancorp
(Exact name of registrant as specified in its charter)

Tennessee	001-33682	26-0401680
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1430 Madison Street, Clarksville, Tennessee  37040
(Address of principal executive offices) (Zip Code)

(931) 552-6176
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On April 30, 2008, First Federal Savings Bank (the “Bank”), the wholly-owned subsidiary of First Advantage Bancorp (“the Company”), entered into a Master Repurchase Agreement with Barclays Capital Inc. pursuant to which the Bank borrowed a total of $25 million on April 30, 2008, such amount being secured by US Agency pass through Mortgage Backed Securities.   Additionally, on April 30, 2008, the Bank entered into a Master Repurchase Agreement with Citi Global Markets Inc. pursuant to which the Bank borrowed $10 million, such amount being secured by US Agency pass through Mortgage Backed Securities.  A summary of the material terms of each agreement is set forth below.

Master Repurchase Agreements with Barclays Capital Inc.

Four Year Liability Side Structured Repurchase Agreement - The Bank agreed to transfer to Barclays Capital Inc. approximately $10.9 million of US Agency pass through Mortgage Backed Securities as collateral for a $10 million repurchase facility, bearing interest at  market rates.  The termination for the repurchase facility is April 30, 2012.

Ten Year Non-Putable Three Year Liability Side Structured Repurchase Agreement.  The Bank agreed to transfer to Barclays Capital Inc. approximately $11.8 million of US Agency pass through Mortgage Backed Securities as collateral for a $10 million repurchase facility, bearing interest at market rates.  The termination for the repurchase facility is April 30, 2018, subject to early cancellation.

Ten Year Non-Putable Two Year Liability Side Structured Repurchase Agreement.  The Bank agreed to transfer to Barclays Capital Inc. approximately $5.9 million of US Agency pass through Mortgage Backed Securities as collateral for a $5 million repurchase facility, bearing interest at market rates.  The termination for the repurchase facility is April 30, 2018, subject to early cancellation.

Master Repurchase Agreement with Citi Global Markets Inc.

Five Year Non-Putable Three Year Bermudan Structured Repurchase Agreement.  The Bank agreed to transfer to Citi Global Markets Inc. approximately $11.8 million of US Agency pass through Mortgage Backed Securities as collateral for a $10 million repurchase facility, bearing interest at market rates.  The termination for the repurchase facility is April 30, 2013, subject to early cancellation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FIRST ADVANTAGE BANCORP
(Registrant)

Date: May 6, 2008	By:	/s/ Patrick C. Greenwell
Patrick C. Greenwell
	Title:	Chief Financial Officer